EXHIBIT 77 to Neuberger Berman High Yield Strategies Fund Inc. NSAR 10/31/10

File Number: 811 22396
CIK Number: 0001487610

Item 77C

Report of Votes of Stockholders
An annual meeting of shareholders of a predecessor to the Fund, Neuberger Berman High Yield Strategies Fund (Old NHS), was held on July 1, 2010. Shareholders voted on the following matters: (1) To approve an Agreement and Plan of Reorganization pursuant to which (a) Old NHS would convert to the Fund (Conversion) and Old NHS would dissolve under applicable state law, and (b) after the Conversion, Neuberger Berman Income Opportunity Fund Inc. (NOX) would transfer its assets to the Fund in exchange for shares of common stock and preferred stock of the Fund and the assumption by the Fund of NOXs liabilities and NOX would dissolve under applicable state law; and (2)
To elect five Class II Trustees (one of which is to be elected only by holders of Old NHSs preferred shares) to serve until the annual meeting of shareholders in 2013, or until their successors are elected and qualified.

PROPOSAL 1 TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION:
Common and Preferred Shares

Votes For      Votes Withheld      Abstentions      Broker
                                                  Non Votes
90,168,433       4,735,025          2,710,087     43,857,522


PROPOSAL 2 TO APPROVE THE ELECTION OF FIVE CLASS II TRUSTEES (ONE OF WHICH IS TO BE ELECTED ONLY BY HOLDERS OF THE FUNDS PREFERRED SHARES) TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2013:
Common and Preferred Shares

                   Votes For     Votes Withheld      Abstentions      Broker
                                                                    Non-Votes
C. Anne Harvey    122,983,699       6,187,382
George W. Morriss 123,148,054       6,023,027
Jack L. Rivkin    122,864,570       6,306,511
Tom D. Seip       122,958,580       6,212,501


Preferred Shares

                   Votes For     Votes Withheld      Abstentions      Broker
                                                                    Non Votes
John Cannon       12,300,000